Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                  PRESS CONTACT:
                                                  Siobhan MacDermott
                                                  McAfee, Inc.
                                                  Siobhan_macdermott@mcafee.com
                                                  (408) 346-3783 office
                                                  (415) 299-2945 mobile

                                                  INVESTOR CONTACT:
                                                  Victoria Hyde-Dunn
                                                  Victoria_hyde-dunn@mcafee.com
                                                  (408) 992-8131 office
                                                  (415) 298-1781 mobile

              MCAFEE, INC. ANNOUNCES APPOINTMENT OF PRESIDENT, COO Weiss Promoted to President, Brown Takes on COO Role

SANTA CLARA, Calif., March 13, 2006 - McAfee, Inc. (NYSE: MFE), the leading Internet Security and Risk Management company, today announced the promotion of Kevin Weiss to President. Weiss, who has been executive vice president worldwide sales, services and for McAfee, brings more than 25 years experience in the high technology industry to his new role. Additionally, Weiss has served as a member of McAfee's executive management team for the past 3 years.

"Kevin has an outstanding track record for executing on global sales and building the McAfee business, while quickly identifying and taking advantage of emerging industry trends," said George Samenuk, chairman and CEO of McAfee. "He has been instrumental in McAfee's re-architected go-to-market strategy. Under his leadership, McAfee has exhibited strong momentum in the Internet Security arena and has enabled us to take McAfee to the next level of growth and profitability," Samenuk added.

Weiss was Executive Vice President of Worldwide Sales immediately prior to this appointment and was President of the Europe, Middle East & Africa region for McAfee responsible for Sales, Business Operations and Partner relationship development. In his new position, he will be driving strategic direction, global marketing, sales and technical support operations for McAfee.

Prior to joining McAfee in October of 2002, Weiss held senior management roles for Ariba, BindView Corporation, and BMC Software. Weiss also spent over 16 years at IBM holding a variety of positions in Sales, Strategy and Marketing. Weiss holds a B.A. from Princeton University.

Eric Brown, McAfee's CFO also takes on the additional responsibilities of Chief Operating Officer. Brown joined McAfee in January 2005 as CFO and was responsible for all worldwide finance functions. In his expanded role, Brown will be responsible for all aspects of worldwide finance, manufacturing and administrative operations. In addition, he will be a key decision maker in the strategic direction of McAfee in the coming years.

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"Eric has dramatically improved the profitability of McAfee during 2005, significantly growing net operating margin," said Samenuk. "In addition, he has significantly improved the business and financial operations of the company. We look forward to having Eric improve all company operations in his expanded role." Prior to joining McAfee, Brown served as president and chief financial officer of Microstrategy, Inc. He has also served as division chief financial officer and division chief operating officer of Electronic Arts. Prior to that, he held several positions encompassing all aspects of global finance.

Brown holds an M.B.A. from the Sloan School of Management of the Massachusetts Institute of Technology and a B.S. in Chemistry from the Massachusetts Institute of Technology.

ABOUT MCAFEE, INC.

McAfee, Inc., headquartered in Santa Clara, California, and the global leader in Intrusion Prevention and Security Risk Management, delivers proactive and proven solutions and service s that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. www.mcafee.com

                                      # # #

NOTE: McAfee and VirusScan are registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the US and/or other countries. The color red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners.(C) 2006 McAfee, Inc. All Rights Reserved.